Exhibit 99.1

GENCOR RELEASES FISCAL YEAR AND FOURTH QUARTER 2013 RESULTS

December 13th, 2013 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) announced today net revenue for the year ended September 30, 2013 was $48.9 million compared to $63.2 million for the year ended September 30, 2012, a 22.5% decrease. Gross margin as a percentage of net revenue increased to 22.5% for the year ended September 30, 2013 from 19.0% for the year ended September 30, 2012. Operating income for the year ended September 30, 2013 was $2.6 million compared to $0.4 million for the year ended September 30, 2012.

The Company had non-operating, net investment income of $3.8 million for the year ended September 30, 2013 compared to $6.5 million for the year ended September 30, 2012. The effective income tax rate for fiscal 2013 was a benefit of (6.2%) versus expense of 34.7% in fiscal 2012. The tax benefit in fiscal 2013 was primarily due to $2,129,000 of research and development tax credits (“R&D Credits”) for fiscal years 2007 through 2013. The Company’s net income was $6.7 million ($.71 per basic and diluted share) for the year ended September 30, 2013, compared to net income of $4.5 million ($.47 per basic and diluted share) for the year ended September 30, 2012.

Net revenue for the quarter ended September 30, 2013 was $7.6 million compared to $14.0 million for the quarter ended September 30, 2012, a 45.9% decrease. Traditionally, the Company has an operating loss in the fourth quarter due to the seasonality of the business. The loss from operations for the quarter ended September 30, 2013 was $(3) thousand compared to $(1.4) million for the quarter ended September 30, 2012. The Company had non-operating, net investment income of $1.1 million for the quarter ended September 30, 2013 compared to $1.2 million for the quarter ended September 30, 2012. The Company had a tax benefit of $(1.2) million for the quarter ended September 30, 2013 compared to tax expense of $0.1 million for the quarter ended September 30, 2012. The tax benefit was primarily due to $1.0 million of R&D Credits. Net income for the quarter ended September 30, 2013 was $2.2 million ($.24 per basic and diluted share) compared to a net loss of $(0.4) million (a negative $(.04) per basic and diluted share) for the quarter ended September 30, 2012.

At September 30, 2013 the Company had $92.7 million in cash and marketable securities, an increase of $8.0 million over the September 30, 2012 balance of $84.7 million. Net working capital was $102.8 million at September 30, 2013. The Company has no short or long term debt.

E.J. Elliott, Gencor’s Chairman, commented, “Sales in the fourth quarter slowed from prior year’s level. Business was weak throughout the industry due to a continued concern over the lack of federal highway funding. Even though Gencor had significantly lower revenues in the fourth quarter and for the fiscal year, the Company’s gross and operating margins improved from the prior year. Gross profit margin of 22.5% for fiscal 2013 was the Company’s highest gross profit margin since 2008. Gencor is committed to building superior products while striving to maximize operating efficiencies.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2013: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000